UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2017

Thermo Fisher Scientific Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8002	04-2209186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Third Avenue Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 622-1000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 24, 2017, Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), issued €500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2019 (the “Floating Rate Notes”), €700,000,000 aggregate principal amount of 1.400% Senior Notes due 2026 (the “2026 Notes”), €700,000,000 aggregate principal amount of 1.950% Senior Notes due 2029 (the “2029 Notes”) and €700,000,000 aggregate principal amount of 2.875% Senior Notes due 2037 (the “2037 Notes” and, together with the 2026 Notes and the 2029 Notes, the “Fixed Rate Notes,” and the Fixed Rate Notes, together with the Floating Rate Notes, the “Notes”), in a public offering pursuant to a registration statement on Form S-3, as amended by Post-Effective Amendment No. 1 thereto (File No. 333-209867), and a preliminary prospectus supplement and prospectus supplement related to the offering of the Notes, each as previously filed with the Securities and Exchange Commission (the “SEC”). The Notes are subject to a Paying Agency Agreement, dated as of July 24, 2017 (the “Paying Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as London paying agent, and the Floating Rate Notes are also subject to a Calculation Agency Agreement, dated as of July 24, 2017 (the “Calculation Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as calculation agent. The Notes were issued under the Indenture, dated as of November 20, 2009 (the “Base Indenture”), as supplemented by the Sixteenth Supplemental Indenture, dated as of July 24, 2017 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The sale of the Notes was made pursuant to the terms of an Underwriting Agreement, dated July 18, 2017 (the “Underwriting Agreement”), among the Company and Goldman Sachs & Co. LLC, Merrill Lynch International, Barclays Bank PLC, HSBC Bank plc and the several other underwriters named in the Underwriting Agreement. The Underwriting Agreement was separately filed with the SEC on July 20, 2017 as Exhibit 1.1 to the Company’s Current Report on Form 8-K.

The Floating Rate Notes will mature on July 24, 2019, the 2026 Notes will mature on January 23, 2026, the 2029 Notes will mature on July 24, 2029 and the 2037 Notes will mature on July 24, 2037. Interest on the Floating Rate Notes will accrue at a rate equivalent to the 3-month EURIBOR (as defined in the Indenture) plus 0.230% per annum; provided that the minimum interest rate will be zero. Interest on the 2026 Notes will accrue at the rate of 1.400% per annum; interest on the 2029 Notes will accrue at the rate of 1.950% per annum and interest on the 2037 Notes will accrue at the rate of 2.875% per annum. Interest on the Floating Rate Notes will be paid quarterly in arrears on January 24, April 24, July 24 and October 24 of each year, commencing on October 24, 2017, to the persons in whose names the Floating Rate Notes are registered on the security register at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the related interest payment date. Interest on the 2026 Notes will be paid annually in arrears on January 23 of each year, commencing on January 23, 2018, and interest on the 2029 Notes and the 2037 Notes will be paid annually in arrears on July 24 of each year, commencing on July 24, 2018, to, in each such case, the persons in whose names such Fixed Rate Notes are registered in the security register on the preceding January 8, in the case of the 2026 Notes, and July 9, in the case of the 2029 Notes and the 2037 Notes, in each case, whether or not a business day.

The Company has applied to list the Notes on the New York Stock Exchange (“NYSE”). The listing application is subject to approval by the NYSE. Upon such listing, the Company will use commercially reasonable best efforts to maintain such listing and satisfy the requirements for such continued listing as long as the Notes are outstanding.

In the event that the Company does not consummate the Patheon Acquisition (as defined below) on or prior to February 15, 2018 or the purchase agreement with respect to the Patheon Acquisition is terminated at any time prior to such date, the Company will be required to redeem all of the Notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date.

Except in the event of certain changes in the tax laws of the United States (or any political subdivision or taxing authority thereof or therein), the Floating Rate Notes are not redeemable at the Company’s option prior to their maturity.

Prior to November 23, 2025, in the case of the 2026 Notes (two months prior to their maturity), April 24, 2029, in the case of the 2029 Notes (three months prior to their maturity), and April 24, 2037, in the case of the 2037 Notes (three months prior to their maturity) (each such date, a “Par Call Date”), the Company may redeem at its option the applicable series of Fixed Rate Notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Fixed Rate Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of the Fixed Rate Notes being redeemed that would be due if such Fixed Rate Notes matured on their applicable Par Call Date (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)), using a discount rate equal to the Comparable Bond Rate (as defined in the Indenture) plus 20 basis points, in the case of the 2026 Notes, 25 basis points, in the case of the 2029 Notes, and 30 basis points, in the case of the 2037 notes, plus, in each case, accrued and unpaid interest on the Fixed Rate Notes being redeemed, if any, to, but excluding, the date of redemption.

In addition, on and after the applicable Par Call Date, the Company will have the option to redeem the Fixed Rate Notes of such series, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon the occurrence of a change of control (as defined in the Indenture) of the Company and a contemporaneous downgrade of the Notes below an investment grade rating by at least two of Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc., and Fitch Ratings Limited, the Company will, in certain circumstances, be required to make an offer to purchase the Notes of such series at a price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The Notes are general unsecured obligations of the Company. The Notes rank equally in right of payment with existing and any future unsecured and unsubordinated indebtedness of the Company and will rank senior in right of payment to any existing and future indebtedness of the Company that is subordinated to the Notes. The Notes are also effectively subordinated to any existing and future secured indebtedness of the Company to the extent of the assets securing such indebtedness, and are structurally subordinated to all existing and any future indebtedness and any other liabilities and commitments (including trade payables and lease obligations) of its subsidiaries, to the extent of the assets of such subsidiaries.

The Indenture contains limited affirmative and negative covenants of the Company. The negative covenants restrict the ability of the Company and its subsidiaries to incur debt secured by liens on Principal Properties (as defined in the Indenture) or on shares of stock of the Company’s Principal Subsidiaries (as defined in the Indenture) and to engage in sale and lease-back transactions with respect to any Principal Property. The Indenture also limits the ability of the Company to merge or consolidate or sell all or substantially all of its assets.

Upon the occurrence of an event of default under the Indenture, which includes payment defaults, defaults in the performance of affirmative and negative covenants, bankruptcy and insolvency related defaults and failure to pay certain indebtedness, the obligations of the Company under the Notes may be accelerated, in which case the entire principal amount of the Notes would be immediately due and payable.

The Company expects that the net proceeds from the sale of the Notes will be approximately €2.58 billion (approximately $2.95 billion based on the exchange rate as of July 14, 2017), after deducting underwriting discounts and estimated offering expenses. The Company intends to use all of the net proceeds of the offering to fund a portion of the consideration payable for the acquisition of Patheon N.V. (the “Patheon Acquisition”), including the repayment of indebtedness of Patheon N.V. to be assumed by the Company, which is estimated to be approximately $7.2 billion in the aggregate, and to pay certain associated costs. Closing of the Patheon Acquisition is subject to the satisfaction of customary closing conditions, including the receipt of applicable regulatory approvals, the adoption of certain resolutions relating to the transaction at an Extraordinary General Meeting of Patheon N.V.’s shareholders and completion of the Company’s tender offer to acquire all of the issued and outstanding shares of Patheon N.V.

Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, has issued an opinion to the Company, dated July 24, 2017, regarding the legality of the Notes. A copy of this opinion is filed as Exhibit 5.1 hereto.

The foregoing description of certain of the terms of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, which was filed with the SEC on November 20, 2009 as Exhibit 99.1 to the Company’s Current Report on Form 8-K, the Supplemental Indenture, which is filed with this report as Exhibit 4.2, the Paying Agency Agreement, which is filed with this report as Exhibit 4.3, the Calculation Agency Agreement, which is filed with this report as Exhibit 4.4, and the Forms of the Notes (included in Exhibit 4.2). Each of the foregoing documents is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMO FISHER SCIENTIFIC INC.

Date: July 24, 2017	By:	/s/ Seth H. Hoogasian
	Name:	Seth H. Hoogasian
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of November 20, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K with the SEC on November 20, 2009 File No. 001-08002 and incorporated in this Form 8-K by reference).

4.2	Sixteenth Supplemental Indenture, dated as of July 24, 2017, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.3	Paying Agency Agreement, dated as of July 24, 2017, between the Company and The Bank of New York Mellon, London Branch, as paying agent.

4.4	Calculation Agency Agreement, dated as of July 24, 2017, between the Company and The Bank of New York Mellon, London Branch, as calculation agent.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).